Exhibit 10.6

THE HAIN CELESTIAL GROUP, INC.

NOTICE OF GRANT OF RESTRICTED SHARE UNITS

The Participant has been granted an award (the “Award”) pursuant to The Hain Celestial Group, Inc. 2022 Long Term Incentive and Stock Award Plan (the “Plan”) consisting of one or more rights (each such right being hereafter referred to as a “Restricted Share Unit” or “RSU”) to receive in settlement of each such right one (1) share of common stock of The Hain Celestial Group, Inc. By accepting below, the Participant acknowledges and agrees that the Award and the Restricted Share Units shall be subject in all respects to the terms and conditions set forth in the Plan and the Restricted Share Unit Agreement attached hereto.

Participant:	[__________________]
Grant Date:	[__________________]
Total Number of RSUs:	[_______]
Vesting of Shares:

Except as provided in the Restricted Share Unit Agreement and provided that the Participant’s service has not terminated prior to the relevant date, the RSUs shall vest in accordance with the schedule set forth below (each such vesting date, a “Vesting Date”).

Vesting Date	Number of RSUs Vesting on Such Date
The earlier of (1) the first anniversary of the Grant Date or (2) the date of the Company’s 2025 annual meeting of shareholders	[_______]

The Hain Celestial Group, Inc.

Restricted Share Unit Agreement

The Hain Celestial Group, Inc. has granted to the Participant named in the Notice of Grant of Restricted Share Units (the “Notice”) to which this Restricted Share Unit Agreement (this “Agreement”) is attached an Award consisting of Restricted Share Units (“Restricted Share Units” or “RSUs”) subject to the terms and conditions set forth in the Notice and this Agreement. This Award shall constitute a Restricted Share Units award under the Company’s 2022 Long Term Incentive and Stock Award Plan (the “Plan”), the provisions of which are incorporated herein by reference. By accepting the Notice, the Participant: (a) acknowledges receipt of and represents that the Participant has read and is familiar with the Notice, this Agreement, and the Plan, (b) accepts the Award subject to all of the terms and conditions of the Notice, this Agreement and the Plan and (c) agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Notice, this Agreement or the Plan.

1.
DEFINITIONS AND CONSTRUCTION.
1.1
Definitions. Unless otherwise defined herein, capitalized terms shall have the meanings assigned to such terms in the Notice or the Plan.
1.2
Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.
2.
ADMINISTRATION.

In accordance with Section 3 of the Plan, all questions of interpretation concerning the Notice and this Agreement shall be determined by the Committee. All determinations by the Committee made reasonably and in good faith shall be final and binding upon all persons having an interest in this Award.

3.
THE AWARD.
3.1
Grant of RSUs. On the Grant Date, the Participant shall acquire, subject to the provisions of this Agreement, the Total Number of RSUs set forth in the Notice. Each Restricted Share Unit represents a right to receive one (1) Share on the applicable Vesting Date determined in accordance with the Notice and this Agreement.
3.2
No Monetary Payment Required. The Participant is not required to make any monetary payment as a condition to receiving the RSUs or Shares issued upon settlement of the RSUs, the consideration for which shall be past services actually rendered and/or future services to be rendered to the Company or for its benefit. Notwithstanding the foregoing, if required by applicable state corporate law, the Participant shall furnish consideration in the form of cash or past services rendered to the Company or for its benefit having a value not less than the par value of the Shares issued upon settlement of the RSUs.
4.
VESTING OF RSUs.
4.1
Normal Vesting. Except as provided by Section 4.2 or Section 4.3, the RSUs shall vest as provided in the Notice.
4.2
Acceleration of Vesting Upon Certain Terminations of Service. In the event the Participant’s service with the Company is terminated at any time as a result of the Participant’s death or Disability (as defined in Annex A), then any unvested RSUs shall vest immediately.
4.3
Acceleration of Vesting in Connection with a Change in Control. In the event of a Change in Control (as defined in Annex A), then any unvested RSUs shall vest immediately.
5.
Dividends Credited on the RESTRICTED SHARE Units.
5.1
The RSUs will earn dividend equivalents in the form of additional RSUs. Specifically, as of each dividend payment date for Company common stock during the period beginning on the Grant Date and ending on the Vesting Date, the Participant’s account will be credited with additional RSUs (“Dividend Equivalent RSUs”) equal in number to the number of Shares that could be bought with the cash dividends that would be paid on the RSUs if each of the unvested RSUs was a Share, rounded to a whole number of Dividend Equivalent RSUs using normal rounding.
5.2
The number of Shares that could be bought with the cash dividends will be calculated based on the Fair Market Value (as defined below) of Company common stock on the applicable dividend payment date. For purposes of this Agreement, “Fair Market Value” means the average of the high and the low per Share trading prices for Company common stock as reported in The Wall Street Journal for the specific dividend payment date, or in such other source as the Company deems reliable.
5.3
Dividend Equivalent RSUs will vest at the same time and in the same manner as the RSUs with which they are associated.
6.
SETTLEMENT OF THE AWARD.
6.1
Issuance of Shares. Subject to the provisions of Section 6.3, promptly following each Vesting Date, the Company shall issue to the Participant in settlement of the RSUs that vested on such Vesting Date, the number of Shares equal to one (1) Share for each RSU that vests on such Vesting Date. The Participant understands and agrees that the administration of the issuance of Shares may take up to 15 days following the Vesting Date.

6.2
Mechanics of Issuance of Shares. The Participant hereby authorizes the Company, in its sole discretion, to deposit for the benefit of the Participant with any broker that administers the Company’s equity award plans any or all Shares acquired by the Participant pursuant to the settlement of the Award.
6.3
Securities Laws and Other Laws. The grant of the Award and issuance of Shares upon settlement of the Award shall be subject to compliance with all applicable requirements of federal, state or foreign law, including securities laws and regulations.
6.4
Stock Ownership Guidelines. The Participant acknowledges that the Participant is subject to the Company’s Stock Ownership Guidelines for Executive Officers, Other Executive Vice Presidents and Non-Employee Directors.
7.
TAX MATTERS.

The Participant acknowledges and agrees that the Participant shall be exclusively liable and solely responsible for the payment of all income taxes that may be payable by the Participant as a result of the receipt of the Shares and any other payments to the Participant hereunder, and agrees to file all required returns relating thereto.

8.
ADJUSTMENTS FOR CHANGES IN CAPITAL STRUCTURE.

The Committee may make adjustments in accordance with Section 4(e) of the Plan.

9.
NO RIGHTS AS A SHAREHOLDER.

The Participant shall have no rights as a shareholder with respect to any RSUs until the date of the issuance of the Shares in settlement thereof. No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date the Shares are issued, except as provided in Sections 5 and 8.

10.
MISCELLANEOUS PROVISIONS.
10.1
Termination or Amendment. The Company’s Board of Directors may terminate or amend the Plan or this Agreement at any time; provided, however, that no such termination or amendment may adversely affect the Participant’s rights under this Agreement without the consent of the Participant unless such termination or amendment is necessary to comply with applicable law or government regulation. No amendment or addition to this Agreement shall be effective unless in writing.
10.2
Nontransferability of the Award. Prior to the issuance of Shares on settlement of the Award, neither this Award nor any RSUs subject to this Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to the

Award shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative.
10.3
Further Instruments. The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.
10.4
Binding Effect. This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon the Participant and the Participant’s heirs, executors, administrators, successors and assigns.
10.5
Delivery of Documents and Notices. Any document relating to participation in the Plan or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery or upon deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, or with a nationally recognized overnight courier service, with postage and fees prepaid, if to the Company at 221 River Street, 12th Floor, Hoboken, New Jersey 07030, Attention: Chief Legal Officer, and if to the Participant at the home address of the Participant on file with the Company.
(a)
Description of Electronic Delivery. The Plan documents, which may include but do not necessarily include: the Plan, the Notice, this Agreement, the Plan’s prospectus, and any reports of the Company provided generally to the Company’s shareholders, may be delivered to the Participant electronically. In addition, the Participant may deliver electronically the Notice and this Agreement to the Company or to such third party involved in administering the Plan as the Company may designate from time to time. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.
(b)
Consent to Electronic Delivery and Execution. The Participant acknowledges that the Participant has read Section 10.5(a) of this Agreement and consents to the electronic delivery of the Plan documents, as described in Section 10.5(a). The Participant acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Participant by contacting the Company by telephone or in writing. The Participant further acknowledges that the Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, the Participant understands that the Participant must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery or execution of such documents fails. The Participant may revoke his or her consent to the electronic delivery of documents described in Section 10.5(a) or may change the electronic mail address to which such documents are to be delivered (if Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, the Participant understands that he or she is not required to consent to electronic delivery of documents described in Section 10.5(a). Electronic acceptance of the Notice and this Agreement shall have the same binding effect as a written or hard copy signature and accordingly, shall bind the Participant to all of the terms and conditions set forth in the Plan, the Notice and this Agreement.
10.6
Integrated Agreement. The Notice, this Agreement and the Plan, shall constitute the entire understanding and agreement of the Participant and the Company with respect to the subject matter contained herein or therein and supersedes any prior agreements, understandings, restrictions, representations, or warranties between the Participant and the Company with respect to such subject matter other than those as set forth or provided for herein or therein. To the extent contemplated herein or therein, the provisions of the Notice and the Agreement shall survive any settlement of the Award and shall remain in full force and effect.
10.7
Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey without regard to its conflict of laws provisions. The parties agree that any action or proceeding with respect to this Agreement shall be brought exclusively in the Superior Court of the State of New Jersey, Hudson County, or in the United States District Court for the District of New Jersey, or in any other court of competent jurisdiction in and for the State of New Jersey, Hudson County and the parties agree to the personal jurisdiction thereof. The parties hereby irrevocably waive any objection they may now or hereafter have to the laying of venue of any such action in such court(s), and further irrevocably waive any claim they may now or hereafter have that any such action brought in such court(s) has been brought in an inconvenient forum. The parties agree that, if any dispute or controversy arising from or relating to this agreement is submitted for adjudication to any court, all issues of fact shall be tried without a jury.
10.8
Severability. If any term or provision of this Agreement or the application thereof to any Participant or circumstance shall to any extent be invalid or unenforceable, such provision will be modified, rewritten or interpreted to include as much of its nature and scope as will render it enforceable. If it cannot be so modified, rewritten or interpreted to be enforceable in any respect, it will not be given effect and the remainder of this Agreement, or the application of such term or provision to Participants or circumstances other than those held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.
10.9
Acceptance. By accepting this Agreement, the Participant: (a) acknowledges receipt of and represents that the Participant has read and is familiar with this Agreement and the Plan, (b) accepts the Award subject to all of the terms and conditions of this Agreement and the Plan and (c) agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under this Agreement except as otherwise provided in this Agreement. The Participant acknowledges that there may be tax consequences upon the vesting and settlement of the RSUs or disposition of the underlying Shares and that the Participant has been advised to consult a tax advisor prior to such vesting, settlement or disposition.

Annex A

Certain Definitions

“Change in Control” shall have the meaning set forth in the Plan.

“Disability” shall mean the permanent and total disability of the Participant within the meaning of Section 22(e)(3) of the Code.

A-1